Exhibit 10.11

ATLAS PIPELINE MID-CONTINENT, LLC

2009 EQUITY-INDEXED BONUS PLAN

DATED JUNE 1, 2009

SECTION 1. PURPOSE.

The Atlas Pipeline Mid-Continent, LLC 2009 Equity-Indexed Bonus Plan (the “Plan”) is designed to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals and to encourage them to acquire a proprietary interest in the growth and performance of the Company and its Affiliates.

SECTION 2. DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth in this Section 2.

(a)	“Affiliate” shall mean (i) any entity that, directly or indirectly, controls or is controlled by the Company (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, and (iii) to the extent not included in (i) or (ii) above, Atlas America Mid-Continent, Inc.

(b)	“Award” shall mean any award of Equity-Indexed Bonus Units under the Plan.

(c)	“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan.

(d)	“Change in Control” shall mean a change in the ownership of the Company or Atlas Pipeline Partners, L.P., or a change in the ownership of a substantial portion of the assets of either company. No event shall be a Change in Control event unless it is a “change in control event” as defined in Section 1.409A-3(i)(5) of the Treasury regulations under Section 409A of the Code. A change in ownership shall occur only if ownership interests in either company are acquired by any one person or more than one person acting as a group and, after the acquisition, the acquiring person or persons own more than 50% of the total value or total voting power of such ownership interests. A change in the ownership of a substantial portion of the assets of either company shall occur only if one person or more than one person acting as a group acquire during the 12-month period ending on the date of the last such acquisition assets that have a total gross Fair Market Value equal to more than 50% of the total gross Fair Market Value of all the assets of such company.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” shall mean a committee consisting of the President of the Company and two other members designated by him or her. The President of the Company may fill any vacancies on the Committee and may replace any Committee member, including himself or herself. In filling a Committee vacancy or replacing any Committee member, the President may be guided by the requirements of the Securities and Exchange Commission (the “SEC”), the tax law and any other requirement of law or any exchange whose rules affect the Company or its Affiliates.

(g)	“Company” shall mean Atlas Pipeline Mid-Continent, LLC.

(h)	“Equity-Indexed Bonus Unit” shall mean a contractual right granted under the Plan to receive the value of a Partnership Unit in cash on the terms and conditions set forth in the Plan and the applicable Award Agreement.

(i)	“Fair Market Value” shall mean, with respect to any property (including, without limitation, any Units), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(j)	“Named Executive Officer” shall mean an executive officer of the Company, the Partnership or any of their Affiliates whose compensation must be disclosed to shareholders or other holders of equity interests under rules promulgated by the Securities and Exchange Commission.

(k)	“Participant” shall mean an individual granted an Award under the Plan.

(l)	“Partnership” shall mean Atlas Pipeline Partners, LP., a publicly traded limited partnership.

(m)	“Plan” shall mean this Atlas Pipeline Mid-Continent, LLC 2009 Equity-Indexed Bonus Plan.

(n)	“Restriction Period” shall mean the period beginning on the grant date of the Award, during which the Participant must stay employed by the Company or by an Affiliate in order to receive payment under the Award.

(o)	“Unit” shall mean a common unit of the Partnership.

SECTION 3. ELIGIBILITY.

(a)	Any individual who is employed by the Company or any Affiliate, other than an individual who is a Named Executive Officer at the time the Award would otherwise be granted, shall be eligible to receive an Award under the Plan, provided that the Committee determines the individual has or will provide valuable services to the Company. Notwithstanding the forgoing restriction on the eligibility of Named Executive Officers, a Named Executive Officer may receive payment under the Plan with respect to an Award received when the individual was not a Named Executive Officer.

(b)	Any individual who has agreed to accept employment by the Company or an Affiliate, other than an individual who is expected to be a Named Executive Officer for the first calendar year in which the individual begins his or her employment with the Company or an Affiliate, shall be deemed to be eligible for Awards hereunder as of commencement of employment.

SECTION 4. ADMINISTRATION.

(a)	The Plan shall be administered by the Committee.

(b)	Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether Awards should be canceled, forfeited or suspended; (iv) determine, consistent with Section 6(c), whether, to what extent, and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under, the Plan; (vi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)	All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company and the Participants.

SECTION 5. EQUITY-INDEXED BONUS UNITS.

(a)	The Committee is hereby authorized to grant Awards of Equity-Indexed Bonus Units to Participants with the terms and conditions described in this Section 5 and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b)	Except as otherwise determined by the Committee, upon termination of employment for any reason during the Restriction Period, Equity-Indexed Bonus Units that have not vested shall be forfeited. The Committee may, when it finds that a waiver would be in the best interest of the Company, waive the Restriction Period and any other restrictions imposed on the Award. If the Participant remains employed during the entire Restriction Period and satisfies any other restrictions imposed on the Award, the Award shall be vested and shall no longer be subject to forfeiture.

(c)	In the event that any dividend, recapitalization, Unit split, reverse Unit split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Units, issuance of warrants or other rights to purchase Units or other similar transaction or event affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust the number and type of Equity-Indexed Bonus Units subject to outstanding Awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award. Any such adjustment shall be made in a manner that is intended to avoid the imposition of any additional tax or penalty under Section 409A.

(d)	Unless the Committee shall otherwise determine, (i) no Award, and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant; (ii) no Award, and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which is vested and has been fully paid and shall not preclude forfeiture of an Award in accordance with the terms the Award. Notwithstanding the above transfer restrictions, a Participant may assign his or her Award to a revocable trust established by the Participant for estate planning purposes. Furthermore, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to receive any cash or other property distributable with respect to any Award upon the death of the Participant.

SECTION 6. PAYMENT OF EQUITY-INDEXED BONUS AWARDS.

(a)	Payments made upon the settlement of an Award shall be made in cash and may be made in a single payment or installments or otherwise deferred, in each case in accordance with Section 6(c) and rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installments and deferred payments.

(b)	Unless the Committee determines otherwise, within thirty (30) days after any vesting date, the Company or an Affiliate that employs the Participant shall pay the Participant the Fair Market Value of a Unit in cash multiplied by the number of Equity-Indexed Bonus Units vesting on the vesting date. The Fair Market Value of the Units shall be determined as of the relevant vesting date.

(c)	Notwithstanding the above general rule with regard to payment, the Committee may delay payment of the award to the extent that the payment would be subject to the pay cap rules of Section 162 of the Code. Any payment so delayed shall be made as soon as administratively possible after the Committee determines that the payment would no longer be subject to the pay cap rules of Section 162(m). No such delay shall be allowed if the delay would cause the payment to be subject to additional taxes or penalties pursuant to Section 409A of the Code.

(d)	The Company makes no representation or covenant that any Award granted under the Plan will comply with Section 409A.

(e)	In the event that any payment to a Participant would be subject to the parachute payment excise tax imposed under Section 280G of the Code or any similar tax imposed by a state or other taxing authority, the Participant shall be responsible for payment of the tax, and the Company shall make no additional payments to the Participant on account of the tax.

SECTION 7. AMENDMENT AND TERMINATION.

(a)	Unless otherwise expressly provided in an Award Agreement or in the Plan, the Company may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is necessary to comply with the listing requirements of the applicable exchange or applicable SEC and tax rules or (ii) the consent of the affected Participants, if such action would adversely affect the rights of such Participants under any outstanding Award.

(b)	The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan. Any such action shall be consistent with the requirements of Section 409A of the Code.

(c)	The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 8. MISCELLANEOUS.

(a)	No employee or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or beneficiaries of Awards, either collectively or individually, under the Plan.

(b)	The Company or an Affiliate employing the Participant shall be authorized to withhold from any payment made to a Participant, whether as part of an Award or other compensation, the amount of withholding taxes (including income tax and FICA) due in respect of an Award and to take such other action as may be necessary in the opinion of the Company or the Affiliate to satisfy all obligations of the Company or the Affiliate for the payment of such taxes.

(c)	Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)	The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties.

(e)	If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)	Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or an Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 9. EFFECTIVE DATE OF THE PLAN.

The Plan shall be effective as of June 1, 2009, subject to board and/or shareholder approval if such approval is required.

SECTION 10. TERM OF THE PLAN.

No Award shall be granted under the Plan after the tenth anniversary of the effective date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Company under Section 7 to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and to amend the Plan, shall extend beyond such date.

SECTION 11. GOVERNING LAW.

The Plan shall be construed in accordance with and governed by the laws of the State of Oklahoma without giving effect to Oklahoma’s conflict of laws principles.

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